Exhibit 10.37

SUMMARY SHEET FOR DIRECTOR AND EXECUTIVE COMPENSATION

I. Director Compensation

The compensation payable to each director for services provided as a director during the period beginning after our 2006 annual meeting of stockholders through our 2007 annual meeting of stockholders, as set on May 3, 2006 by our Nominating and Corporate Governance Committee, was as follows:

Other than Messrs. Fisher, Hunter and Rubin, each of the directors elected at the 2006 annual meeting was entitled to receive:

•	an annual cash retainer of $25,000;

•	meeting fees of $1,000 for in-person Board and committee meetings and $500 for telephonic Board and committee meetings; and

•	a restricted stock unit equal to $50,000 on each annual election as a director.

In addition, a director receives a one-time RSU grant of $125,000 upon initial election.

II. Executive Compensation

The following table sets forth current base salaries of GSI’s CEO and each of the executive officers who were named in the Summary Compensation Table in GSI’s Proxy Statement relating to its 2006 Annual Meeting of Stockholders and who are expected to be named in the Summary Compensation Table in GSI’s Proxy Statement relating to its 2007 Annual Meeting of Stockholders (the “Named Executive Officers”).

Name	Base Salary
Michael G. Rubin	$474,000
Michael R. Conn	375,000
Stephen J. Gold	389,000
Arthur H. Miller	378,978
Damon Mintzer	429,158

Bonuses

2007 Bonus Plan. On March 6, 2007, GSI’s compensation committee approved the 2007 bonus plan, which is not set forth in a written agreement, for certain management-level employees, including the Named Executive Officers. Under the 2007 bonus plan, eligible senior management level employees, including Named Executive Officers, will receive an annual incentive cash bonus of up to 50% of base salary if: 1) GSI achieves certain adjusted EBITDA targets and non-GAAP net income targets as determined by the Compensation Committee; and 2) the eligible employee performs at an acceptable level as determined by the CEO. GSI will establish a bonus pool to be paid out to eligible participants. Each eligible participant’s bonus will be funded from this fixed pool and will be based upon a percentage of that participant’s base salary.

Plans and Other Arrangements

The Named Executive Officers are also eligible to participate in:

•	GSI’s 2005 Equity Incentive Plan, which is generally available to director level employees and above;

•	GSI’s Leadership Team Deferral Plan, which is generally available to director level employees and above; and

•	GSI’s broad-based benefit programs generally available to its salaried employees, including health, disability and life insurance programs, and qualified 401(k) plan.